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Synergy Announces Adjournment of Annual Meeting

NEW YORK, N.Y., January 3, 2013 — Synergy Pharmaceuticals, Inc. (Nasdaq:SGYP) today announced that it convened its annual meeting of stockholders on Thursday, January 3, 2013 and adjourned the meeting until Monday, January 14, 2013, at 10:00 a.m., Eastern Standard Time.  The annual meeting was adjourned to allow the Company’s stockholders a reasonable amount of time to consider the information about the Company’s results from its Phase IIb/III clinical study.

The reconvened annual meeting will be held at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY   10006.  Shareholders who have already voted do not need to recast their votes. Proxies previously submitted in respect of the meeting will be voted at the adjourned meeting unless properly revoked. Given the adjournment, proxies may now be received by our registrar and transfer agent, Philadelphia Stock Transfer Inc., no later than January 13, 2013 at 11:59 p.m. (Eastern Standard Time).

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy completed a Phase I study of plecanatide in healthy volunteers, a Phase IIa clinical trial in CIC patients, and has just completed a major Phase IIb/III clinical trial of plecanatide to treat CIC.  Plecanatide is also being developed to treat IBS-C, with the first trial in IBS-C patients initiated in the fourth quarter of 2012. Synergy’s second GC-C agonist SP-333 is in clinical development to treat inflammatory bowel diseases, and has just completed its first Phase I trial in healthy volunteers. More information is available at http://www.synergypharma.com.

Investor Contact:	Danielle Spangler
The Trout Group
synergy@troutgroup.com
(646) 378-2924